Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CAMPING WORLD HOLDINGS, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Camping World Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:

That, at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted recommending and declaring advisable that the Amended and Restated Certificate of Incorporation of the Corporation be amended and that such amendment be submitted to the stockholders of the Corporation for their consideration, as follows:

RESOLVED, that Article XI of the Amended and Restated Certificate of Incorporation of the Corporation, as amended and/or restated to date, be amended and restated in its entirety to read as follows:

ARTICLE XI.

The Corporation is authorized to indemnify, and to advance expenses to, each current, former or prospective Director, officer, employee or agent of the Corporation to the fullest extent permitted by Section 145 of the DGCL. To the fullest extent permitted by the laws of the State of Delaware, no Director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or officer, as applicable. No amendment to, or modification or repeal of, this Article XI shall adversely affect any right or protection of a Director or of any officer, employee or agent of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

SECOND:	That the aforesaid amendment was duly adopted by the stockholders of the Corporation at the annual meeting of stockholders of the Corporation held on May 15, 2025.
THIRD:	That, the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Administrative and Legal Officer and Secretary on this 16th day of May, 2025.

CAMPING WORLD HOLDINGS, INC.

By:	/s/ Lindsey J. Christen
Lindsey J. Christen
Chief Administrative and Legal Officer and Secretary